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                                                                  Exhibit(a)(12)

                             ----------------------
                                NOTICE OF MERGER
                                       OF
                             HADCO ACQUISITION CORP.
                                  WITH AND INTO
                                ZYCON CORPORATION
                             ----------------------

To the Persons who were Record Holders of Common Stock of Zycon Corporation
         Immediately Prior to the Merger Referred to Below:

         NOTICE IS HEREBY GIVEN, pursuant to Sections 253(d) and 262(d) of the General Corporation Law of the State of Delaware (the "DGCL"), that the merger (the "Merger") of Hadco Acquisition Corp., a Delaware corporation ("Acquisition"), with and into Zycon Corporation, a Delaware corporation (the "Company"), became effective on January 10, 1997 (the "Effective Date"). Acquisition is a wholly owned subsidiary of Hadco Corporation, a Massachusetts corporation (the "Parent"). Immediately prior to the Effective Date, Acquisition owned more than 90% of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of the Company, under applicable Delaware law, and was able to effect the Merger as a short-form merger under Section 253 of the DGCL without the approval of the Company's Board of Directors or the vote of any other stockholder of the Company.

         Pursuant to the terms of the Merger, each Share outstanding held immediately prior to the Effective Date (excluding shares owned, directly or indirectly, by the Company, or any subsidiary of the Company or by Parent, Acquisition or any other subsidiary of Parent and those stockholders who properly perfect appraisal rights with respect thereto in accordance with
Section 262 of the DGCL), by virtue of the Merger and without any action of the part of the holder thereof, was canceled and converted into the right to receive $18 per Share in cash (the "Merger Consideration"), payable to the holder thereof, upon surrender of the certificate or certificates formerly representing such Shares.

         A FORM OF LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR USE IN EFFECTING THE SURRENDER OF CERTIFICATES REPRESENTING YOUR SHARES IN EXCHANGE FOR PAYMENT OF THE MERGER CONSIDERATION IS ENCLOSED. Unless you intend to exercise appraisal rights, please complete and send the Letter of Transmittal, any documents required by the Letter of Transmittal and your certificates in accordance with the instructions thereto to The First National Bank of Boston (the "Transfer Agent"), at the applicable address set forth in the Letter of Transmittal. Do not send your certificates to the Company. We urge you to deliver your certificates to the Transfer Agent as soon as possible. Payment for your shares will not be mailed until your certificates have been surrendered and no interest will be paid on the cash to be received.


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         As more fully described in the accompanying Notice of Appraisal Rights, holders of Shares who wish to assert appraisal rights should comply with the procedures set forth in Section 262 of the DGCL (a copy of which is attached as Exhibit A to the Notice of Appraisal Rights). Any holder of Shares considering whether to seek to exercise appraisal rights should review such information carefully. Under Section 262, written demands for appraisal complying with
Section 262 must be delivered to the Company within 20 days after the date of mailing of this notice and the Notice of Appraisal Rights.

         Additional copies of this Notice of Merger, the accompanying Notice of Appraisal Rights and the related Letter of Transmittal may be obtained from the Transfer Agent at the applicable address set forth in the Letter of Transmittal.

January 16, 1997                                       ZYCON CORPORATION

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THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.





                                      -2-

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                           NOTICE OF APPRAISAL RIGHTS

                        In Connection with the Merger of
                      Hadco Acquisition Corp. with and into
                                Zycon Corporation


         NOTICE IS HEREBY GIVEN pursuant to Sections 253(d) and 262(d) of the General Corporation Law of the State of Delaware (the "DGCL") that on January 10, 1997, as is more fully described in the accompanying Notice of Merger, Hadco Acquisition Corp., a Delaware corporation ("Acquisition"), merged with and into Zycon Corporation (the "Company"), a Delaware corporation (the "Merger"). Acquisition is a wholly owned subsidiary of Hadco Corporation, a Massachusetts corporation (the "Parent"). Pursuant to the terms of the Merger, each of the shares of common stock, $.001 par value per share (the "Shares"), of the Company held immediately prior to the effective date of the Merger (excluding shares owned directly or indirectly by the Company or any subsidiary of the Company or by Parent, Acquisition or any other subsidiary of Parent and other than Shares held by stockholders of the Company who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL), by virtue of the Merger and without any action on the part of the holder thereof, was cancelled and converted into the right to receive $18 in cash, payable to the holder thereof, upon the surrender of the certificate or certificates formerly representing such Shares.

         This notice constitutes notice of appraisal rights to holders of Shares pursuant to Section 262(d)(2) of the DGCL. The following discussion of the provisions of Section 262 of the DGCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of that section, a copy of which is included in Exhibit A hereto. Holders of Shares who are considering exercising appraisal rights should review the following discussion and Exhibit A carefully. In order to assist holders of Shares in making a determination whether to exercise appraisal rights, holders of Shares should refer to the financial information contained in the Offer to Purchase, dated December 11, 1996 (the "Offer to Purchase"). A copy of the Offer to Purchase was sent to all holders of Shares on December 13, 1996. An additional copy of the Offer to Purchase, as well as copies of the Company's Forms 10-Q and Form 10-K as previously filed with the Securities and Exchange Commission, will be provided free of charge at the written request of the holder of Shares to the address listed in the following paragraph.

         Under Section 262 of the DGCL, holders of record of Shares who do not wish to accept the $18 cash payment per Share provided in the Merger have the right to seek an appraisal of the "fair value" of their Shares as defined in
Section 262 of the DGCL in the Delaware Court of Chancery (the "Delaware Court"). Each holder of Shares is urged to read carefully the information contained in this notice (including Exhibit A hereto) in making a determination whether to accept the $18 cash payment per Share or to seek an appraisal pursuant to the DGCL. Holders of Shares wishing to assert appraisal rights must, within 20 days after the date of mailing of this notice, make a written demand for the appraisal of their Shares to the Company, c/o


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Hadco Corporation, 12A Manor Parkway, Salem, New Hampshire 03079, ATTENTION:
TIMOTHY P. LOSIK, Vice President. The demand must reasonably inform the Company of the identity of the stockholder as well as the intention of the stockholder to demand an appraisal of the Shares held by such stockholder.

         Only a holder of record of Shares is entitled to assert an appraisal demand with respect to Shares registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds Shares as a nominee for others may exercise appraisal rights with respect to the Shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of Shares as to which demand is made. Where no Shares are expressly mentioned, the demand will be presumed to cover all Shares held in the name of such record holder.

         A holder of Shares held in "street name" who desires to assert appraisal rights with respect to such Shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such Shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository. Any holder of Shares desiring appraisal rights with respect to such Shares who held his or her Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder thereto. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depository if the Shares have been so deposited. As required by Section 262, demand for appraisal must reasonably inform the corporation of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such Shares.

         To be effective, a demand for appraisal of Shares must be signed by the record holder (or by such holder's duly authorized representative who must disclose to the Company that, in executing the demand, he or she is acting as agent for the record holder) exactly as the holder's name is written on the face of the certificate representing the Shares that are the subject of such demand. A demand for appraisal of Shares owned of record by two or more joint holders must identify and be signed by all record holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must also identify the persons signing the demand.

         A holder of Shares who fails to satisfy all of the conditions outlined above will lose his or her right to an appraisal, and all certificates formerly representing Shares held by such holder will represent only the right to receive the $18 per Share cash payment provided in the Merger, without interest.

         Within 120 days after the effective date of the Merger, any holder of Shares who has properly demanded an appraisal and who has not withdrawn his or her demand (such holders of


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Shares being referred to collectively as the "Dissenting Stockholders") and the
Company each have the right to file in the Delaware Court a petition (the "Petition") demanding a determination of the fair value of the Shares held by all Dissenting Stockholders. If, within the 120-day period, no Petition shall have been filed as provided above all appraisal rights will cease and all the Dissenting Stockholders will become entitled to receive the $18 per Share cash payment provided in the Merger, without interest. The Company is not obligated and does not intend to file such a Petition. Accordingly, if a holder of Shares wishes to demand an appraisal, such stockholder should regard it as his or her obligation to take all steps necessary to perfect appraisal rights in the manner prescribed in Section 262.

         Upon the filing of the Petition, the Delaware Court may order that notice of time and place fixed for the hearing on the Petition be mailed to the Company and all of the Dissenting Stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court. The costs of these notices are borne by the Company. If a hearing on the Petition is held, a Delaware Court is empowered to determine which holders are entitled to an appraisal of their Shares. The Delaware Court may require that Dissenting Stockholders submit their stock certificates which formerly represented Shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with this request.

         The Shares will be appraised by the Delaware Court at their "fair value" as of the effective date of the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Delaware Court may also, on application, (i) determine a fair rate of interest, if any, to be paid to Dissenting Stockholders in addition to the fair value of the Shares for the period from the effective date of the Merger to the date of payment, (ii) assess costs among the parties as the Delaware Court deems equitable, and (iii) order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

         The Company cannot make any representation as to the outcome of the appraisal of "fair value" as determined by the Delaware Court, and holders of Shares should recognize that such an appraisal could result in a determination of a value higher, lower or equivalent to the $18 per Share offered pursuant to the Merger. Moreover, the Company may or may not argue in appraisal proceedings for a determination of "fair value" by the Delaware Court which is lower than $18 per Share. In determining the "fair value" of the Shares, the Delaware Court is required to take into account all relevant factors, which may include, among other factors, the market value of the Shares, including values attributable to assets and earnings capacity, the investment value of the Shares, and any other valuation consideration generally acceptable in the investment community. In WEINBERGER V. UOP, INC., 457 A2d. 701 (Del. 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings and that "elements of future value, including the

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nature of the enterprise which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered."

         The Company reserves the right to challenge any appraisal demand for, among other reasons, defects in compliance with the procedure described herein and in Section 262.

         No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, which approval may be conditioned upon such terms as the Delaware Court deems just.

         From and after the effective date of the Merger, holders of Shares are not entitled to vote the Shares for any purpose and are not entitled to receive payment of dividends or other distributions of the Shares payable to holders of record thereof.

         No provision has been made by the Company to allow access to the Company's files by unaffiliated holders of Shares or to obtain counsel or appraisal services at the expense of the Company.

         Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should promptly contact such organization or person in order to seek an appraisal of Shares.

                                                       ZYCON CORPORATION


January 16, 1997